Exhibit 99.1

GameStop Reports Fourth Quarter and Fiscal 2018 Results and Provides Fiscal 2019 Outlook

Concludes Review of Strategic and Financial Alternatives

Announces $100 Million Profit Improvement Initiative

Grapevine, Texas (April 2, 2019) — GameStop Corp. (NYSE: GME), today reported sales and earnings for the fourth quarter and fiscal year ended February 2, 2019. As a reminder, the fourth quarter of fiscal 2018 contained 13 weeks of operating results compared to 14 weeks in fiscal 2017, and fiscal 2018 contained 52 weeks of operating results compared to 53 weeks in fiscal 2017. Same store sales comparisons for the fiscal quarter and fiscal year are based on the most closely comparable weeks for the 13 week and 52 week periods.

Dan DeMatteo, GameStop’s executive chairman said, “This past year was a pivotal one for GameStop, capped by retail industry veteran George Sherman’s appointment as chief executive officer. In conjunction with the board’s comprehensive review of strategic and financial alternatives, we executed the sale of Spring Mobile at an attractive valuation. As a result, we are better positioned to drive shareholder value with an intense focus on leveraging our global gaming and collectibles business. Additionally, we are significantly reducing leverage through the announced retirement of $350 million of outstanding notes, and we have increased flexibility with respect to future capital allocation opportunities. We are excited to move forward under George’s leadership as we refine our strategic direction and implement several initiatives under development to strengthen the company for the future and drive sustainable growth and profitability.”

Rob Lloyd, chief operating officer and chief financial officer, added, “We are pleased to have delivered fiscal 2018 results within our adjusted guidance range, which included fourth quarter and full year sales growth across video game accessories, collectibles and digital. Excluding the impact of the 53rd week in fiscal 2017, new hardware sales for the year were in line with last year. As we think about 2019 and beyond, we recognize the challenges facing our pre-owned video game business and are prepared to address them as we continue to evolve our business model going forward. Importantly, we will continue to leverage our powerful brand to drive growth and, with a new cost savings and profit improvement initiative in place, we will focus our efforts on driving profitability. GameStop is a leader in the video game industry, and we remain committed to capitalizing on our leadership position to discover new and unique ways to meet our loyal customers’ entertainment needs and attract new customers.”

Fourth Quarter Results
As previously disclosed, the Company completed the sale of its Spring Mobile business on January 16, 2019 and the results of that business are included in discontinued operations for the fourth quarter and fiscal 2018 period. Fiscal fourth quarter 2018 contained 13 weeks of operating results compared to 14 weeks in fiscal 2017.

Total global sales from continuing operations decreased 7.6% (decreased 6.2% in constant currency) to $3.1 billion, resulting in a consolidated comparable store sales increase of 1.4% (3.4% increase in the U.S. and 2.9% decrease internationally). The primary contributors to the difference between the increase in comparable store sales and the decrease in total company sales was the shift in the company’s fiscal calendar for the 53rd week in fiscal 2017 and the timing of the Call of Duty launch.

•
New hardware sales decreased 9.8%, with an increase in Nintendo Switch sales offset by a decline in Xbox One X sales due to its strong launch in the prior year and the impact of the 53rd week in fiscal 2017.

•	New software sales decreased 7.8%, driven by key titles launching earlier in the year compared to last year and the impact of the 53rd week in fiscal 2017.

•	Accessories sales increased 18.8% on the continued strength of controller and headset sales.

•	Pre-owned sales declined 21.3% reflecting declines in hardware and software.

•	Digital receipts increased 4.7% to $432.5 million, primarily driven by strength in sales of digital currency.

•	Collectibles sales increased 3.1% to $268.8 million, with continued growth in both domestic and international stores.

GameStop’s fourth quarter GAAP net income (loss) was ($187.7) million, or ($1.84) per diluted share, compared to net income (loss) of ($105.9) million, or ($1.04) per diluted share, in the prior-year quarter. Fourth quarter fiscal 2018 results include asset impairment charges and other items of $334.5 million ($351.6 million net of taxes), or $3.44 per diluted share, primarily related to impairment of goodwill. Fourth quarter fiscal 2017 results included asset impairment charges and other items of $406.5 million ($310.9 million net of taxes), or $3.06 per diluted share, primarily related to impairment of intangible assets.

Excluding the asset impairment charges and other items, GameStop's adjusted net income from continuing operations for the fourth quarter decreased 16.2% to $148.5 million, compared to adjusted net income from continuing operations of $177.2 million in the prior-year quarter. Adjusted earnings per diluted share from continuing operations were $1.45 compared to adjusted earnings per diluted share from continuing operations of $1.74 in the prior-year quarter.

Fiscal 2018 Results
Fiscal 2018 contained 52 weeks of operating results compared to 53 weeks in fiscal 2017.

Total global sales from continuing operations decreased 3.1% to $8.3 billion, while consolidated comparable store sales decreased 0.3% (1.8% increase in the U.S. and 4.8% decrease internationally).

Key takeaways for fiscal 2018 include:

•	Accessories sales increased 22.0%.

•	Collectibles sales increased 11.2% to $707.5 million.

•	Digital receipts increased 16.5% to $1.3 billion.

•	New hardware sales declined 1.3%.

•	New software sales declined 5.1%.

•	Pre-owned sales declined 13.2%.

•	Generated free cash flow of $232.7 million.

GameStop's fiscal 2018 GAAP net income (loss) was ($673.0) million or ($6.59) per diluted share, compared to net income of $34.7 million, or $0.34 per diluted share in fiscal 2017. Fiscal 2018 results include asset impairment charges and other items of $964.2 million ($948.9 million net of taxes), or $9.29 per diluted share, primarily related to impairment of goodwill. Fiscal 2017 GAAP results include asset impairment charges and other items of $399.7 million ($303.9 million net of taxes), or $3.00 per diluted share, primarily related to impairment of intangible assets.

Excluding asset impairment charges and other items, GameStop's adjusted net income from continuing operations for fiscal 2018 decreased 22.9% to $218.4 million, compared to adjusted net income from continuing operations of $283.1 million in fiscal 2017. Adjusted earnings per diluted share from continuing operations were $2.14 compared to adjusted earnings per diluted share from continuing operations of $2.79 in the prior fiscal year. For fiscal 2018, adjusted earnings per diluted share, including both continuing and discontinued operations, were $2.70, within the company’s guidance range of $2.55 to $2.75, compared to $3.34 for fiscal 2017.

A reconciliation of non-GAAP results, including adjusted net income from continuing operations, adjusted net income from discontinued operations and adjusted total net income, and operating earnings from continuing operations, operating earnings from discontinued operations and total operating earnings, to its closest GAAP measure is included with this release (Schedule III and IV).

Capital Allocation Update
On March 4, 2019, GameStop’s board of directors declared a quarterly cash dividend of $0.38 per common share for shareholders of record at the close of business on March 15, 2019 which was paid on March 29, 2019.

The company anticipates the retirement of the $350 million in unsecured senior notes scheduled to mature in October 2019 to be completed by April 4, 2019. The company currently has $300 million available under the current share repurchase authorization.

2019 Outlook
As a result of the strategic and financial alternatives review conducted in fiscal 2018, the company announced that it is embarking on a cost savings and profit improvement initiative designed to strengthen the organization for the future and support long-term improved financial performance and profitability. These initiatives include supply chain efficiencies, operational improvements, expense savings and pricing and promotion optimization. Based on initial estimates, which are preliminary and could change as the program is implemented throughout the year, the company is working to achieve annualized operating profit improvements of approximately $100 million. Given the timing of the program, the company expects minimal impact on fiscal 2019 results.

Given the planned cost savings and profit improvement initiative and the announcement of a new CEO starting on April 15, 2019, the company is not providing annual earnings per share guidance at this time. However, the company expects first quarter earnings of breakeven to a loss of $0.05 per share, consistent with the seasonally slower first half of the fiscal year, and is providing full year sales and tax guidance as follows:

FY 2019 Total Sales (calculated using sales from continuing operations)	-5% to -10%
FY 2019 Comparable Store Sales	-5% to -10%
FY 2019 Adjusted (Non-GAAP) Income Tax Rate	Approximately 27.0%
Conference Call Information
A conference call with GameStop Corp.’s management is scheduled for April 2, 2019 at 5:00 p.m. ET to discuss the company’s financial results. The phone number for the call is 800-263-0877 and the confirmation code is 5954479. This call, along with supplemental information, can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop
GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is a global, multichannel video game and consumer electronics retailer. GameStop operates over 5,800 stores across 14 countries. The company's consumer product network also includes www.gamestop.com; Game Informer® magazine, the world's leading print and digital video game publication; and ThinkGeek, www.thinkgeek.com, the premier retailer for the global geek community featuring exclusive and unique video game and pop culture products, and Simply Mac, which sells the full line of Apple products, including laptops, tablets, and smartphones and offers Apple certified warranty and repair services.
General information about GameStop Corp. can be obtained at the company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

Non-GAAP Measures and Other Metrics
As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop may use certain non-GAAP measures, such as adjusted operating earnings, adjusted net income and constant currency. We believe these non-GAAP financial measures provide useful information to investors in evaluating our core operating performance. Adjusted operating earnings and adjusted net income exclude the effect of items such as asset impairments, store closure costs, severance, non-operating tax charges, as well as acquisition and divestiture costs. Results reported as constant currency exclude the impact of fluctuations in foreign currency exchange rates by converting our local currency financial results using the prior period exchange rates and comparing these adjusted amounts to our current period reported results. Our definition and calculation of non-GAAP measures may differ from that of other companies. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results. Additionally, GameStop uses “digital receipts” as an operating metric and defines it as the retail value paid by the customer for digital content sold individually or bundled with non-digital products and sales of subscriptions to our Game Informer magazine in digital form. The vast majority of our digital receipts come from digital products that are sold individually rather than bundled with other products. Under GAAP, we recognize the sale of these digital products on a net basis, whereby the commissions earned are recorded to revenue rather than the full retail price paid by the customer. We believe this operating metric is useful in understanding the size and performance of our digital business in comparison to measures of the overall digital industry revenues and our other video game product categories.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as to the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Such statements include without limitation those about the Company’s expectations for fiscal 2019, future financial and operating results, projections, expectations and other statements that are not historical facts. All statements regarding the Board’s review of strategic and financial alternatives and expected costs and benefits, including whether operating, strategic, financial and structural alternatives and initiatives could unlock value, are forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties and actual developments, business decisions and results may differ materially from those reflected or described in the forward-looking statements. The following factors, among others, could cause actual results to differ from those reflected or described in the forward-looking statements: the uncertain impact, effects and results of the board’s review of operating, strategic, financial and structural alternatives and the planned redemption of the $350 million in unsecured notes; volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital and credit; our inability to obtain sufficient quantities of product to meet consumer demand; the timing of release and consumer demand for new and pre-owned products; our ability to continue to expand, and successfully open and operate new stores for our collectibles business; risks associated with achievement of anticipated financial and operating results from acquisitions; our ability to sustain and grow our console digital video game sales; the impact of goodwill and intangible asset impairments; cost reduction initiatives, including store closing costs; risks related to changes in, and our continued retention of, executive officers and other key personnel; changes in consumer preferences and economic conditions; increased operating costs, including wages; cyber security events and related costs; risks associated with international operations; increased competition and changing technology in the video game industry; changes in domestic or foreign laws and regulations that reduce consumer demand for, or increase prices of, our products or otherwise adversely affect our business; our effective tax rate and the factors affecting our effective tax rate, including changes in international, federal or state tax, trade and other laws and regulations; the costs and outcomes of legal proceedings and tax audits; our use of proceeds from the sale of our Spring Mobile business; and unexpected changes in the assumptions underlying our outlook for fiscal 2019. Additional factors that could cause our results to differ materially from those reflected or described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended February 2, 2019 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com. Forward-looking statements contained in this press release speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks ended February 2, 2019	14 weeks ended February 3, 2018
Net sales	$3,063.0	$3,316.0
Cost of sales	2,314.2	2,451.3
Gross profit	748.8	864.7
Selling, general and administrative expenses	527.4	568.1
Depreciation and amortization	25.1	31.7
Goodwill impairments	413.4	—
Asset impairments	15.0	13.8
Operating (loss) earnings	(232.1)	251.1
Interest expense, net	10.5	13.1
(Loss) earnings from continuing operations before income taxes	(242.6)	238.0
Income tax expense	25.9	121.1
Net (loss) income from continuing operations	(268.5)	116.9
Income (loss) from discontinued operations, net of tax	80.8	(222.8)
Net loss	$(187.7)	$(105.9)

Basic (loss) earnings per share:
Continuing operations	$(2.63)	$1.15
Discontinued operations	0.79	(2.20)
Basic loss per share	$(1.84)	$(1.04)

Diluted (loss) earnings per share:
Continuing operations	$(2.63)	$1.15
Discontinued operations	0.79	(2.19)
Diluted loss per share	$(1.84)	$(1.04)

Dividends per common share	$0.38	$0.38

Weighted average common shares outstanding:
Basic	102.2	101.5
Diluted	102.2	101.6

Percentage of Net Sales:
Net sales	100.0%	100.0%
Cost of sales	75.6%	73.9%
Gross profit	24.4%	26.1%
Selling, general and administrative expenses	17.2%	17.1%
Depreciation and amortization	0.8%	1.0%
Goodwill impairments	13.5%	—%
Asset impairments	0.5%	0.4%
Operating (loss) earnings	(7.6)%	7.6%
Interest expense, net	0.3%	0.4%
(Loss) earnings from continuing operations before income tax expense	(7.9)%	7.2%
Income tax expense	0.9%	3.7%
Net (loss) income from continuing operations	(8.8)%	3.5%
Income (loss) from discontinued operations, net of tax	2.7%	(6.7)%
Net loss	(6.1)%	(3.2)%

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	52 weeks ended February 2, 2019	53 weeks ended February 3, 2018
Net sales	$8,285.3	$8,547.1
Cost of sales	5,977.2	6,062.2
Gross profit	2,308.1	2,484.9
Selling, general and administrative expenses	1,888.6	1,909.6
Depreciation and amortization	105.6	122.3
Goodwill impairments	970.7	—
Asset impairments	45.2	13.8
Operating (loss) earnings	(702.0)	439.2
Interest expense, net	51.1	55.3
(Loss) earnings from continuing operations before income taxes	(753.1)	383.9
Income tax expense	41.7	153.5
Net (loss) income from continuing operations	(794.8)	230.4
Income (loss) from discontinued operations, net of tax	121.8	(195.7)
Net (loss) income	$(673.0)	$34.7

Basic (loss) earnings per share:
Continuing operations	$(7.79)	$2.27
Discontinued operations	1.19	(1.93)
Basic (loss) earnings per share	$(6.59)	$0.34

Diluted (loss) earnings per share:
Continuing operations	$(7.79)	$2.27
Discontinued operations	1.19	(1.93)
Diluted (loss) earnings per share	$(6.59)	$0.34

Dividends per common share	$1.52	$1.52

Weighted average common shares outstanding:
Basic	102.1	101.4
Diluted	102.1	101.5

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	72.1%	70.9%
Gross profit	27.9%	29.1%
Selling, general and administrative expenses	22.9%	22.4%
Depreciation and amortization	1.3%	1.4%
Goodwill impairments	11.7%	—%
Asset impairments	0.5%	0.2%
Operating (loss) earnings	(8.5)%	5.1%
Interest expense, net	0.6%	0.6%
(Loss) earnings from continuing operations before income tax expense	(9.1)%	4.5%
Income tax expense	0.5%	1.8%
Net (loss) income from continuing operations	(9.6)%	2.7%
Income (loss) from discontinued operations, net of tax	1.5%	(2.3)%
Net (loss) income	(8.1)%	0.4%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	February 2, 2019	February 3, 2018
Current assets:
Cash and cash equivalents	$1,624.4	$854.2
Receivables, net	134.2	138.6
Merchandise inventories, net	1,250.5	1,250.3
Prepaid expenses and other current assets	118.6	115.2
Assets held for sale	—	660.1
Total current assets	3,127.7	3,018.4
Property and equipment:
Land	18.7	19.9
Buildings and leasehold improvements	638.2	651.8
Fixtures and equipment	900.2	914.6
Total property and equipment	1,557.1	1,586.3
Less accumulated depreciation	1,235.8	1,235.3
Net property and equipment	321.3	351.0
Goodwill	363.9	1,350.5
Other noncurrent assets	231.4	321.7
Total assets	$4,044.3	$5,041.6

Current liabilities:
Accounts payable	$1,051.9	$892.3
Accrued liabilities	752.8	950.1
Income taxes payable	27.2	37.5
Current portion of debt, net	349.2	—
Liabilities held for sale	—	50.9
Total current liabilities	2,181.1	1,930.8
Other long-term liabilities	55.4	78.4
Long-term debt, net	471.6	817.9
Total liabilities	2,708.1	2,827.1
Stockholders’ equity	1,336.2	2,214.5
Total liabilities and stockholders’ equity	$4,044.3	$5,041.6

GameStop Corp.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	52 weeks ended February 2, 2019	53 weeks ended February 3, 2018
Cash flows from operating activities:
Net (loss) income	$(673.0)	$34.7
Adjustments to reconcile net (loss) income to net cash flows provided by operating activities:
Depreciation and amortization (including amounts in cost of sales)	126.9	151.9
Provision for inventory reserves	57.3	59.1
Goodwill and asset impairments	1,015.9	395.1
Stock-based compensation expense	10.7	25.6
Deferred income taxes	(4.1)	(107.9)
Loss on disposal of property and equipment	2.0	8.5
Gain on divestiture	(100.8)	(6.4)
Other	(36.2)	(34.2)
Changes in operating assets and liabilities:
Receivables, net	(34.4)	35.7
Merchandise inventories	(44.7)	(256.3)
Prepaid expenses and other current assets	2.2	(1.2)
Prepaid income taxes and income taxes payable	(18.7)	(24.7)
Accounts payable and accrued liabilities	17.1	169.8
Changes in other long-term liabilities	4.9	(14.8)
Net cash flows provided by operating activities	325.1	434.9
Cash flows from investing activities:
Purchase of property and equipment	(93.7)	(113.4)
Acquisitions, net of cash acquired of $0.0 and $0.1, respectively	—	(8.5)
Proceeds from divestiture	727.9	58.5
Other	1.3	2.8
Net cash flows provided by (used in) investing activities	635.5	(60.6)
Cash flows from financing activities:
Repayment of acquisition-related debt	(12.2)	(21.8)
Repurchase of common shares	—	(22.0)
Dividends paid	(157.4)	(155.2)
Borrowings from the revolver	154.0	373.0
Repayments of revolver borrowings	(154.0)	(373.0)
Issuance of common stock, net of share repurchases for withholding taxes	(5.1)	(3.5)
Net cash flows (used in) financing activities	(174.7)	(202.5)
Exchange rate effect on cash and cash equivalents and restricted cash	(24.7)	28.0
Decrease (increase) in cash held for sale	10.2	(5.4)
Increase in cash and cash equivalents and restricted cash	771.4	194.4
Cash and cash equivalents and restricted cash at beginning of period	869.1	674.7
Cash and cash equivalents and restricted cash at end of period	$1,640.5	$869.1

GameStop Corp.
Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended February 2, 2019		14 Weeks Ended February 3, 2018
Net Sales (in millions):	Net Sales	Percent of Total	Net Sales	Percent of Total

New video game hardware (1)	$761.3	24.9%	$844.0	25.5%
New video game software	961.4	31.4%	1,042.3	31.4%
Pre-owned and value video game products	521.6	17.0%	663.1	20.0%
Video game accessories	389.3	12.7%	327.7	9.9%
Digital	65.4	2.1%	61.4	1.9%
Collectibles	268.8	8.8%	260.8	7.9%
Other(2)	95.2	3.1%	116.7	3.4%
Total	$3,063.0	100.0%	$3,316.0	100.0%

	52 Weeks Ended February 2, 2019		53 Weeks Ended February 3, 2018
Net Sales (in millions):	Net Sales	Percent of Total	Net Sales	Percent of Total

New video game hardware (1)	$1,767.8	21.3%	$1,791.8	21.0%
New video game software	2,449.7	29.6%	2,582.0	30.2%
Pre-owned and value video game products	1,866.3	22.5%	2,149.6	25.2%
Video game accessories	956.5	11.5%	784.3	9.2%
Digital	194.0	2.3%	189.2	2.2%
Collectibles	707.5	8.5%	636.2	7.4%
Other(2)	343.5	4.3%	414.0	4.8%
Total	$8,285.3	100.0%	$8,547.1	100.0%

(1)    Includes sales of hardware bundles, in which physical hardware and digital or physical software are sold together as a single SKU.
(2)    Includes mobile and consumer electronics sold through our Simply Mac and Cricket Wireless branded stores. We sold our Cricket Wireless branded stores in January 2018. Additionally includes sales of PC entertainment software, interactive game figures, strategy guides, mobile and consumer electronics sold through our Video Game Brands segments, and revenues from PowerUp Pro loyalty members receiving Game Informer magazine in print form.

Schedule II
Gross Profit Mix
(unaudited)

	13 Weeks Ended February 2, 2019		14 Weeks Ended February 3, 2018
Gross Profit (in millions):	Gross Profit	Gross Profit Percent	Gross Profit	Gross Profit Percent

New video game hardware (1)	$43.7	5.7%	$61.5	7.3%
New video game software	199.9	20.8%	238.9	22.9%
Pre-owned and value video game products	221.2	42.4%	298.1	45.0%
Video game accessories	117.3	30.1%	102.9	31.4%
Digital	54.7	83.6%	54.3	88.4%
Collectibles	84.6	31.5%	77.1	29.6%
Other(2)	27.4	28.8%	31.9	27.3%
Total	$748.8	24.4%	$864.7	26.1%

	52 Weeks Ended February 2, 2019		53 Weeks Ended February 3, 2018
Gross Profit (in millions):	Gross Profit	Gross Profit Percent	Gross Profit	Gross Profit Percent

New video game hardware (1)	$150.0	8.5%	$163.1	9.1%
New video game software	525.6	21.5%	590.3	22.9%
Pre-owned and value video game products	810.4	43.4%	977.1	45.5%
Video game accessories	312.5	32.7%	255.0	32.5%
Digital	171.6	88.5%	162.4	85.8%
Collectibles	233.3	33.0%	208.2	32.7%
Other(2)	104.7	30.5%	128.8	31.1%
Total	$2,308.1	27.9%	$2,484.9	29.1%

(1)    Includes sales of hardware bundles, in which physical hardware and digital or physical software are sold together as a single SKU.
(2)    Includes mobile and consumer electronics sold through our Simply Mac and Cricket Wireless branded stores. We sold our Cricket Wireless branded stores in January 2018. Additionally includes sales of PC entertainment software, interactive game figures, strategy guides, mobile and consumer electronics sold through our Video Game Brands segments, and revenues from PowerUp Pro loyalty members receiving Game Informer magazine in print form.

GameStop Corp.
Schedule III
(in millions)
(unaudited)

Non-GAAP results
The following tables reconcile the Company's operating earnings (loss), net income (loss) and earnings (loss) per share as presented in its unaudited consolidated statements of operations and prepared in accordance with Generally Accepted Accounting Principles ("GAAP") to its adjusted operating earnings, net income and earnings per share. The diluted weighted-average shares outstanding used to calculate adjusted earnings per share for the 13 and 52 weeks ended February 2, 2019 differs from GAAP weighted-average shares outstanding and assumes the inclusion of 0.2 million and 0.2 million common stock equivalents associated with restricted stock awards for the 13 and 52 weeks ended February 2, 2019, respectively. Under GAAP, basic and diluted weighted-average shares outstanding are the same in periods where there is a net loss.

	13 Weeks Ended February 2, 2019	14 Weeks Ended February 3, 2018	52 Weeks Ended February 2, 2019	53 Weeks Ended February 3, 2018

Adjusted Operating Earnings from Continuing Operations
Operating (loss) earnings	$(232.1)	$251.1	$(702.0)	$439.2
Property, equipment & other asset impairments	2.1	7.1	2.1	7.1
Goodwill impairments	413.4	—	970.7	—
Intangible impairments	12.9	11.0	43.1	11.0
Store closure costs	—	0.3	—	(0.1)
Business divestitures and other	6.2	8.6	17.4	1.3
Adjusted operating earnings - continuing operations	$202.5	$278.1	$331.3	$458.5

Adjusted Operating Earnings from Discontinued Operations
Operating earnings (loss) from discontinued operations	$122.0	$(347.8)	$177.1	$(303.6)
Acquisition costs	—	(5.0)	—	(10.7)
Property, equipment & other asset impairments	—	15.4	—	15.4
Goodwill impairments	—	32.8	—	32.8
Intangible impairments	—	328.8	—	328.8
Store closure costs	—	7.5	1.4	14.1
Business divestitures and other	(100.8)	—	(100.8)	—
Adjusted operating earnings - discontinued operations	$21.2	$31.7	$77.7	$76.8

Adjusted Operating Earnings - Total Company
Operating (loss) earnings	$(110.1)	$(96.7)	$(524.9)	$135.6
Acquisition costs	—	(5.0)	—	(10.7)
Property, equipment & other asset impairments	2.1	22.5	2.1	22.5
Goodwill impairments	413.4	32.8	970.7	32.8
Intangible impairments	12.9	339.8	43.1	339.8
Store closure costs	—	7.8	1.4	14.0
Business divestitures and other	(94.6)	8.6	(83.4)	1.3
Adjusted operating earnings - total company	$223.7	$309.8	$409.0	$535.3

	13 Weeks Ended February 2, 2019	14 Weeks Ended February 3, 2018	52 Weeks Ended February 2, 2019	53 Weeks Ended February 3, 2018
Adjusted Net Income from Continuing Operations
Net (loss) income from continuing operations	$(268.5)	$116.9	$(794.8)	$230.4
Property, equipment & other asset impairments	2.1	7.1	2.1	7.1
Goodwill impairment	413.4	—	970.7	—
Intangible impairments	12.9	11.0	43.1	11.0
Store closure costs	—	0.3	—	(0.1)
Business divestitures and other	6.2	8.6	17.4	1.3
Non-operating tax charge	0.7	—	30.3	—
Tax effect of non-GAAP adjustments	(18.3)	36.3	(50.4)	36.4
Tax reform	—	(3.0)	—	(3.0)
Adjusted net income from continuing operations	$148.5	$177.2	$218.4	$283.1

Adjusted Net Income from Discontinued Operations
Net income (loss) from discontinued operations, net of tax	$80.8	$(222.8)	$121.8	$(195.7)
Acquisition costs	—	(5.0)	—	(10.7)
Property, equipment & other asset impairments	—	15.4	—	15.4
Goodwill impairment	—	32.8	—	32.8
Intangible impairments	—	328.8	—	328.8
Store closure costs	—	7.5	1.4	14.1
Business divestitures and other	(100.8)	—	(100.8)	—
Tax effect of non-GAAP adjustments	35.4	(128.9)	35.1	(129.2)
Tax reform	—	—	—	—
Adjusted net income from discontinued operations	$15.4	$27.8	$57.5	$55.5

Adjusted Net Income - Total Company
Net (loss) income	$(187.7)	$(105.9)	$(673.0)	$34.7
Acquisition costs	—	(5.0)	—	(10.7)
Property, equipment & other asset impairments	2.1	22.5	2.1	22.5
Goodwill impairment	413.4	32.8	970.7	32.8
Intangible impairments	12.9	339.8	43.1	339.8
Store closure costs	—	7.8	1.4	14.0
Business divestitures and other	(94.6)	8.6	(83.4)	1.3
Non-operating tax charge	0.7	—	30.3	—
Tax effect of non-GAAP adjustments	17.1	(92.6)	(15.3)	(92.8)
Tax reform	—	(3.0)	—	(3.0)
Adjusted net income - total company	$163.9	$205.0	$275.9	$338.6

Adjusted earnings per share - total company
Basic	$1.60	$2.02	$2.70	$3.34
Diluted	$1.60	$2.02	$2.70	$3.34

Dividend per common share	$0.38	$0.38	$1.52	$1.52

Number of shares used in adjusted calculation
Basic	102.2	101.5	102.1	101.4
Diluted	102.4	101.6	102.3	101.5

GameStop Corp.
Schedule IV
(in millions)
(unaudited)

Non-GAAP results
The following table reconciles the Company's cash flows provided by operating activities as presented in its unaudited Consolidated Statements of Cash Flows and prepared in accordance with GAAP to its free cash flow.

	52 weeks ended February 2, 2019	53 weeks ended February 3, 2018
Net cash flows provided by operating activities	$325.1	$434.9
Purchase of property and equipment	(93.7)	(113.4)
Other investing activities	1.3	2.8
Free cash flow	$232.7	$324.3

Contact
GameStop Corp. Investor Relations
(817) 424-2001
investorrelations@gamestop.com